PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED March 27, 1998)

6,000,000 Securities

AES TRUST II

$2.75 Term Convertible Securities, Series B ("TECONS (SM)")

(Liquidation amount $50 per security) fully and unconditionally guaranteed by, and convertible into Common Stock of,

THE AES CORPORATION

        AES Trust II, a statutory business trust created under the laws of the state of Delaware, issued and sold 6,000,000 $2.75 Term Convertible Securities, Series B ("TECONS"), liquidation preference $50 per security in transactions exempt from the registration requirements of the Securities Act of 1933, as amended. We filed a registration statement, and printed a prospectus dated March 27, 1998, in order to permit the holders of the TECONS to resell their TECONS in offerings registered with the Securities and Exchange Commission. On pages 68 and 69 of the prospectus, there is a table that lists:

      (i) each person selling TECONS in connection with the prospectus (the "Selling Holders"); and
      (ii) the number of TECONS beneficially owned by each such Selling Holder.

This prospectus supplement, which provides supplemental information to that prospectus, adds certain additional information to the list of Selling Holders:

      1) General Motors Employee Domestic Group Pension Trust is added as a Selling Holder that owns 140,000 TECONS.

      2) Bear Stearns & Co. Inc. is added as a Selling Holder that owns 3,000 TECONS.

       3) The number of TECONS to be sold by J.P. Morgan Securities Inc. is increased by 60,700.

      None of such Selling Holders has a material relationship with AES Trust II or The AES Corporation except as described in the Prospectus.













THE DATE OF THIS PROSPECTUS SUPPLEMENT IS OCTOBER 14, 1998